UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2006

I.R.S.
Commission	Exact name of registrant as specified in its charter	State of	Employer
File Number	and principal office address and telephone number	Incorporation	I.D. Number
1-16163	WGL Holdings, Inc. 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912
0-49807	Washington Gas Light Company 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
     On December 21, 2006, Washington Gas Light Company (Washington Gas or the Company), a wholly owned subsidiary of WGL Holdings, Inc., filed an application with the Public Service Commission of the District of Columbia (PSC of DC) requesting to increase its annual net revenues (after gas costs) in the District of Columbia by approximately $20.0 million. The application seeks an overall rate of return of 8.89 percent and a return on common equity of 11.08 percent. This compares to the current overall rate of return of 8.42 percent and return on common equity of 10.60 percent as authorized by the PSC of DC in its Final Order issued to Washington Gas on November 10, 2003.
     The Company is also seeking approval of various billing, rate design and other proposals requested by Washington Gas, including: (i) the implementation of a billing adjustment mechanism to stabilize the level of revenue collections; (ii) the implementation of a Performance-Based Rate (PBR) plan and (iii) the implementation of a Gas Administrative Charge (GAC). These proposals are further discussed below.
     Washington Gas proposes to implement a tariff provision for a Revenue Normalization Adjustment (RNA) mechanism in the District of Columbia. The RNA is a billing adjustment mechanism that is designed to stabilize the level of net revenues collected from customers by eliminating the effect of deviations in customer usage caused by variations in weather from normal levels and other factors such as customer conservation.
     Washington Gas also proposes to implement a PBR plan that is designed to benefit all firm customers in the District of Columbia through the incentives given the Company to improve its performance while preserving service quality and the reliability and safety of its natural gas distribution system. The key features of the proposed PBR plan are: (i) a three-year base rate freeze; (ii) identified key service quality measures to determine Washington Gas’ progress in maintaining a safe and reliable natural gas distribution system while striving to control operating costs and (iii) an earnings sharing mechanism that would enable Washington Gas to share with both its District of Columbia customers and shareholders earnings in excess of a threshold return on equity defined as 50 basis points above the return on equity approved in this rate case proceeding.
     Washington Gas also proposes to implement a GAC that would remove the cost of uncollectible account expense related to gas costs from base rates and, instead, would permit the utility to collect an amount for this expense through its purchase gas charge provision. This would more appropriately enable the recovery of such costs only from sales customers and the matching of this expense with changes in gas costs.
     Washington Gas has filed a depreciation study with this rate application and reflected the impact of the newly proposed depreciation rates in its cost of service study that is included as part of this rate case proceeding.
     In its rate application with the PSC of DC, Washington Gas requests that a decision by the PSC of DC on its proposals reflected in the rate application be rendered on or before September 21, 2007, which is nine months from the submission of this rate application.
     A copy of the Company’s news release announcing the rate application filing is attached hereto as an exhibit to this report.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (d) Exhibits
          99.1 News Release issued December 21, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
and
Washington Gas Light Company
(Registrants)

Date: December 22, 2006	/s/ Mark P. O’Flynn
Mark P. O’Flynn
Controller
(Principal Accounting Officer)